Exhibit 99.26

Hydromer, Inc. and Bactiguard AB Enter Into a Supply and Support Agreement


    BRANCHBURG, N.J.--(BUSINESS WIRE)--May 17, 2007--Hydromer, Inc. (OTC BB: HYDI.OB; BSE: HDO), and Bactiguard AB (a private Swedish, biotechnology export firm) have entered into a 5 year Supply and Support Agreement.

    Under terms of this agreement, Hydromer has agreed to provide Bactiguard with a specific version of the Hydromer patented aqueous based medical grade hydrophilic polymer coating for use on the Bactiguard latex foley catheters. These latex catheters are first coated with the highly successful Bactiguard(R) coating, which is just approximately a millionth of a millimeter thick and prevents bacteria from thriving. The Hydromer hydrophilic coating is applied over this Bactiguard coating and will serve to greatly reduce the catheter placement force and patient discomfort, while not impeding the antimicrobial performance of the Bactiguard coating.

    "We are delighted to be working together with Bactiguard," commented Martin von Dyck, Executive Vice President of Hydromer, Inc., adding, "The combination of our coating technologies addresses the two most prevalent concerns in the urinary foley catheter market, minimization of bacterial activity and the ease of catheter placement and removal."

    For additional information please visit the following Web sites:

    www.hydromer.com

    www.bactiguard.com

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our Web site at http://www.hydromer.com.

    CONTACT: Hydromer, Inc.
             Martin C. Dyck, 908-722-5000
             Executive Vice President